Exhibit 99.1

Federal Trust Corporation Announces Addition Of Officers

          SANFORD, Fla., April 18 /PRNewswire-FirstCall/ -- Federal Trust Corporation (Amex: FDT), James V. Suskiewich Chairman of the Board, Chief Executive Officer and President of Federal Trust Corporation, announced three officer appointments at its subsidiary, Federal Trust Bank; Dennis T. Ward -- Executive Vice President and Chief Operating Officer, Lindsay Sandham -- Senior Vice President and Chief Credit Officer, and Winifred Chatman -- Vice President and Sales Manager.

          Chief Executive Officer Suskiewich stated: “We are very pleased to have these experienced individuals joining our management team.  Their addition broadens the depth of our management team and we continue our focus toward improved operating results.”

          Mr. Ward will be responsible for providing overall coordination of the strategic initiatives established by the Board, including the sales culture evolution and relationship banking with small business.  His most recent position was as Central Florida President for Regions Bank.  Prior to 1997, he worked for SunTrust in International Banking in Atlanta.  Dennis is a proven executive with over 26 years of banking experience.

          As Chief Credit Officer, Mr. Sandham will be responsible for assuring that the Bank’s migration away from a residential loan portfolio to a more diverse commercial bank-like portfolio if properly managed.  His twenty-year career has been spent primarily on the commercial side of the bank.  The bulk of his career was spent with Canadian Imperial Bank of Commerce in various credit related areas.

          CEO Suskiewich noted that an integral part in the Company’s current restructuring plan is to increase core deposits.  “Ms. Chatman will be responsible for creation and implementation of the Bank’s sales process primarily within the branches.  Her 25 year career has been spent in retail banking, including 20 years with Bank of America, most recently as a Regional Sales Manager,” he added.

          ”Each individual brings a skill set and experiences that are important as we transition our loan portfolio and deposit mix away from our traditional thrift history to a loan portfolio and deposit mix more similar to a commercial bank.  Our management team’s focus is on relationship banking and creation of a sales culture, which should translate into increased earnings,” concluded CEO Suskiewich.

          Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At April 17, 2007, the closing price was $9.95 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full- service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

          For more information, contact: Marcia Zdanys
                                                            Corporate Secretary/Investor Relations
                                                            (407) 323-1833

          FEDERAL TRUST CORPORATION
          312 West First Street, Sanford, Florida 32771

SOURCE  Federal Trust Corporation
          -0-                                                  04/18/2007
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations of Federal Trust Corporation, +1-407-323-1833/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO
                         AP Archive:  http://photoarchive.ap.org
                         PRN Photo Desk, photodesk@prnewswire.com/
          /Web site:  http://www.federaltrust.com /